Exhibit 99.1

UNITED INSURANCE HOLDINGS CORP. ANNOUNCES

RESIGNATION OF CHIEF FINANCIAL OFFICER NICHOLAS GRIFFIN;

COMPANY TO IMMEDIATELY BEGIN SEARCH FOR SUCCESSOR

St. Petersburg, Florida – June 9, 2009—United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or the “Company”), announced today that Nicholas Griffin, the Company’s Chief Financial Officer, resigned from the Company, effective June 5, 2009, to pursue another opportunity. Mr. Griffin will remain with the Company through mid July to assist in the transition of his duties.

“We are very appreciative of Nick’s contributions and efforts to United over the past ten years,” said Don Cronin, Chief Executive Officer of United. “Nick has been instrumental in building and developing a strong finance and accounting team at United that has extensive experience in the insurance industry as well as the financial reporting process. We are confident that our finance and accounting team will facilitate a smooth transition while we identify and appoint a new CFO. We wish Nick all the best in his new opportunity.”

Mr. Griffin stated, “The decision to leave United was a very difficult one, and does not in any way reflect negatively on United, the management team or the Company’s prospects. I am extremely proud of what we have created and accomplished at United and I remain optimistic about United’s future. Mr. Griffin further stated, “I intend to work with management and our accounting and finance team to help ensure an orderly and effective transition.”

“We are actively engaged in a search for Nick’s replacement,” said Mr. Cronin. “We are confident that we will appoint a new CFO who will provide the financial, management and leadership skills necessary to support United’s continuing growth and success.”

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in the state of Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance

United Insurance Holdings Corp.
June 9, 2009

or events. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new regulations adopted in Florida which affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; or ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for loss and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the SEC, including, but not limited to, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Don Cronin		Adam Prior
Chief Executive Officer		Vice President
(727) 895-7737 / dcronin@upcic.com		(212) 836-9606 / aprior@equityny.com